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                                                                   EXHIBIT 10.51

                  EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

     This Executive Employment and Severance Agreement ("Agreement") is made effective as of December 5, 2002 ("Effective Date"), by and between Invitrogen Corporation ("Company") and James R. Glynn ("Executive").

                                    RECITALS

     A.   Executive has been employed as Company's Executive Vice President.

     B. Executive and Company are parties to a Change-in-Control Agreement dated June 1, 2001 ("Change-in-Control Agreement"), which provides for a severance package in certain circumstances in connection with a Change-in-Control (as that term is defined below).

     C. Executive has been granted stock options to purchase shares of Company's common stock pursuant to Company's stock option plans and stock option agreements as set forth in Section 4 below.

     D. Executive and Company desire to redefine and transition Executive's role and supersede the Change-in-Control Agreement in its entirety.

     The parties agree as follows:

     1.   Duties.

          1.1 Position. Effective December 5, 2002, Executive is promoted to President and Chief Operating Officer of the Company. Effective January 1, 2003, Executive shall also hold the position of Chief Executive Officer ("CEO") of the Company. Executive will run day-to-day operations of Company and shall have other duties and responsibilities to be determined in consultation with Company's Board of Directors ("Board of Directors"). Executive will also be responsible for assisting in the recruitment and selection process for a new CEO and will assist in the transition process after the new CEO is appointed by the Board of Directors, if requested. Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.

          1.2 Best Efforts. Executive will expend his best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times.

     2. At-Will Employment Relationship. Executive's employment with Company is at-will and not for any specified period and may be terminated by either Executive or Company at any time, with or without cause. No representative of Company, other than an authorized member of the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized member of the Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.




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     3.   Compensation.

          3.1 Base Salary. As compensation for Executive's performance of his duties hereunder, Company shall pay to Executive a base salary of $41,666 per month ($500,000 annually)("Annual Base Salary"), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Adjustments to Annual Base Salary or any other compensation, if any, will be made by the Board of Directors' Compensation and Organization Committee in its discretion. If Executive's employment under this Agreement is terminated by either party, for any reason, Company will pay
Executive: (a) the Annual Base Salary through the Date of Termination (as defined below); (b) the product of (x) Executive's annual bonus earned under Invitrogen's incentive compensation plan for senior executives, if any (the "Annual Bonus"), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (c) any compensation previously deferred by Executive (together with any accrued interest thereon) and not yet paid by Company; and (d) any accrued but unused vacation not yet paid by Company.

          3.2 Incentive Compensation/Savings/Retirement. In addition to Annual Base Salary and Annual Bonus payable as hereinabove provided, Executive shall be entitled to participate in all incentive compensation, savings and retirement plans, practices, policies and programs generally applicable to senior level executives of Company that are in effect during Executive's employment with Company.

     4.   Stock Options.

          4.1 Unchanged. The following stock options previously granted to Executive by Company will continue to vest throughout the term of this Agreement and, to the extent not already exercised, shall be exercisable following termination of Executive's employment only to the extent allowed under the terms of the applicable stock option plan and stock option agreement:


OPTION NUMBERS      SHARES         PRICE          OPTION DATE

005056             100,000         $34.51         9-6-2002
005885              50,000         $31.33         12-19-2002
005883                 455         $27.68         12-5-2002
005884              49,545         $27.68         12-5-2002
000155              89,285         $ 5.60         6-15-1998
000156             160,715         $ 5.60         6-15-1998

          4.2 Accelerated Vesting and Extended Post-Employment Exercise Period. The following stock options previously granted to Executive by Company shall immediately vest and become exercisable on the date this Agreement is executed by the parties, and such stock options shall be exercisable at any time on or before December 31, 2007:

OPTION NUMBERS      SHARES         PRICE          OPTION DATE

004408                 625         $45.64         2-28-2002

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004409               9,375         $45.64         2-28-2002
002393                 833         $70.688        1-4-2001
002394              49,167         $70.688        1-4-2001
000902                 124         $75.203        7-1-2000
000903              49,876         $75.203        7-1-2000
000446               5,345         $54.375        1-4-2000
000447              94,655         $54.375        1-4-2000
000834                  37         $60.00         1-1-2000
000835               2,184         $60.00         1-1-2000

Company shall provide to Executive an original Secretary's Certificate that attaches a copy of a Unanimous Written Consent of the Compensation and Organization Committee of the Board of Directors in the form attached hereto as Exhibit A, amending the stock option agreements between Company and Executive related to the options listed above in this Section 4.2 (the "Modified Options"), dated as of the date of the execution of this Agreement. If on the date of execution of this Agreement, the closing price of Company's common stock on the NASDAQ stock market is higher than the exercise price of any of the Modified Options (which will hereafter be referred to as being "in the money"), then the Consulting Fee set forth in Section 9.1(a) below shall be reduced by an amount equal to the product of the equation X x Y, where X is the number of the Executive's stock options that are in the money and Y is the amount by which Executive's stock options are in the money. For example, if on the date of the execution of this Agreement, the closing price of Company's common stock on the NASDAQ stock market is $47.00, the Consulting Fee would be reduced by $10,001.36 (10,000 x $1.36 = $10,001.36).

     5. Health and Welfare Benefit Plans. During Executive's employment, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by Company (including, without limitation, medical prescription, dental disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to senior level executives of Company subject to the terms and conditions of Company's benefit plan documents, policies or programs. Company reserves the right to change or eliminate Company's benefit plans, practices, policies or programs on a company-wide, prospective basis, at any time.

     6. Customary Fringe Benefits. Executive shall be entitled to all customary and usual fringe benefits generally available to senior level executives of Company subject to the terms and conditions of Company's benefit plan documents, policies or programs. Company reserves the right to change or eliminate the fringe benefits on a company-wide, prospective basis, at any time.

     7. Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

     8. Vacation. Executive shall be entitled to paid vacation in accordance with the plans, policies, programs of Company as in effect for senior level executives of Company.

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     9.   Consulting and Severance Package Upon Termination of Employment.
Although employment between Executive and Company is at-will, and either Executive or Company may terminate the employment relationship at any time with or without cause, Company agrees to provide Executive with the Consulting and Severance Package described in Section 9.1 below, under the circumstances described in Section 9.2 below, provided Executive agrees to comply with all the conditions set forth in Section 9.4 below.

          9.1 Description of Consulting and Severance Package. The "Consulting and Severance Package" will consist of:

               (a) engagement as a consultant where Executive will be paid a "Consulting Fee" equal to the sum of (x) 2.0 times Executive's Annual Base Salary (the "Base Salary Portion") plus (y) the product of (i) the Base Salary Portion, multiplied by (ii) 0.35; and

               (b) For a period of two (2) years following the Date of Termination, or such longer period as any plan, program, practice or policy may provide (the "Benefits Continuation Period"), Company shall continue health and welfare benefits to Executive and, where applicable, Executive's family, at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5 of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company generally applicable to senior level executives of the Company and their families during the ninety (90) day period immediately preceding the Date of Termination or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other senior level executives of the Company and their families. To the extent Company's health and welfare benefit plans do not allow Company to continue such benefits for Executive once he is no longer employed by Company, Company agrees to pay the premiums required to continue: (i) Executive and Executive's family's group health and dental care coverage for eighteen (18) months under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA. After Executive's COBRA coverage has ended, Company will pay Executive a monthly amount equivalent to the monthly premium Company paid for Executive and Executive's family's group health and dental care coverage during Executive's employment for six (6) additional months; and (ii) Executive's coverage under other insurance policies during the Benefits Continuation Period to the extent Executive elects to convert these policies to individual policies. Notwithstanding the above, in the event Executive becomes employed elsewhere during the Benefits Continuation Period provided for herein and is thereby afforded comparable insurance and health and welfare benefits to those described in Section 5 of this Agreement, the Company's obligation to continue providing the Executive with such benefits or monetary equivalent of premiums shall cease or be correspondingly reduced, as the case may be.

The amounts payable to Executive pursuant to this Agreement will not be subject to any requirement of mitigation, nor, except as specifically set forth in this Agreement, will they be offset or otherwise reduced by reason of Executive's receipt of compensation from any source other than Company.

          9.2 Termination Circumstances Upon Which Consulting and Severance Package Will Be Paid. In all circumstances other than a termination for Cause and provided Executive satisfies the conditions set forth in Section 9.4 below, Executive will be entitled to the

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Consulting and Severance Package upon a termination or resignation following the earliest to occur of any of the following (each of which is referred to as a "Triggering Event"):

          (a)  a Change in Control;

          (b) the date that is thirty (30) consecutive days after the appointment by the Board of Directors of a new CEO; or

          (c)  June 30, 2003.

In addition, Executive, or Executive's estate, will receive the Consulting and Severance Package if his employment is terminated without Cause or due to his death or Disability (as defined below), or Executive resigns for Good Reason (as defined below) prior to the occurrence of any of the Triggering Events. The Consulting and Severance Package will be paid only once following the termination of Executive's employment as a result of the Triggering Events or a termination for Cause, a termination due to death or Disability or a resignation for Good Reason. In no circumstance shall Executive receive the Consulting and Severance Package on more than one occasion, even if one or more of the Triggering Events subsequently occur.

     9.3 Payment Schedule. The Consulting and Severance Package will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law. The Consulting Fee described in section 9.1(a) will be paid in accordance with the following schedule: 25% of the Consulting Fee will be paid on the Date of Termination and the remaining 75% will be paid in eight equal quarterly installments over the course of two
(2) years following the Date of Termination (the "Consulting Period"), with the first installment to be paid on or before the last day of the first calendar quarter that ends at least sixty (60) days after the Date of Termination and with the subsequent installments to be paid, respectively, on or before the last day of the next seven calendar quarters thereafter.

     9.4 Conditions to Receive Consulting and Severance Package. Executive will receive the Consulting and Severance Package described above only if he complies with all of the following conditions:

          (a) executes a Confidential Separation Agreement and General Release of All Claims in the form attached hereto as Exhibit B (the "Release");

          (b) remains available on reasonable notice during the Consulting Period and, if requested, serves as a strategic consultant for Company (at times reasonable to Executive and Company), for up to ten (10) hours per month, in accordance with the terms and conditions of an Independent Contractor Services Agreement in the form attached hereto as Exhibit C (the "Contractor Agreement"), in exchange for the Consulting Fee described above; and

          (c) complies with the Trade Secrets New Employee Orientation Agreement dated June 15, 1998 and the Employee's Agreement Relating to Company Information and Technology dated June 15, 1998 he signed in connection with his employment and complies with the Company's Insider Trading Policy executed by Executive contemporaneously with the execution of this Agreement (collectively referred to as the "Confidentiality Agreements") during any consulting engagement and complies with all surviving provisions of the Confidentiality Agreements once the consulting engagement ends;


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               (d)  during the term of this Agreement and any period of time
Executive is consulting for Company or receiving payments from Company, and due to Executive's exposure to Company's trade secrets and other confidential and proprietary information, Executive agrees not to engage in any work, paid or unpaid, enter into a contract, provide financial support, or accept an obligation inconsistent with his obligations under this Agreement or the Contractor Agreement, as the case may be, including but not limited to, directly or indirectly competing with Company in any way, including, without limitation, engaging in competitive research and development activities, or acting as an officer, director, partner, manager, employee, consultant, stockholder, volunteer, lender, principal or agent of any business enterprise of the same nature as, or which is in direct competition with, any business in which Company is now engaged or in which Company becomes engaged during Executive's employment with Company or any period of time Executive is engaged as a consultant by Company, as may be determined by the Board of Directors in its discretion. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of this Agreement and any period of time Executive is consulting for Company or receiving payments from Company. Notwithstanding the above, Executive is permitted to own up to one percent (1%) of the listed or traded stock of any publicly held corporation. For purposes of this Section 9.4(d), the term "Company" shall mean and include Company, any subsidiary or affiliate of Company and any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise).

               (e) Notwithstanding any other provision of this Agreement, Executive shall be entitled to receive the Consulting and Severance Package upon his execution and delivery to the Company of the Release and the Contractor Agreement, regardless of whether the Company executes and delivers the Release and/or the Contractor Agreement, provided he satisfies all of the other conditions described in Section 9.4 above and set forth in the Release and the Contractor Agreement.

     10.  Definitions.

          10.1 Cause. For purposes of this Agreement, "Cause" shall mean any of the following acts occurring after the Effective Date of this Agreement: (a) repeated violations by Executive of Executive's responsibilities and duties under Section 1 of this Agreement which are demonstrably willful and deliberate on Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from Company; (b) commission of an intentional act of fraud, embezzlement or theft by Executive in connection with Executive's duties or in the course of Executive's employment with Company or its affiliated companies; (c) causing intentional wrongful damage to property of Company or its affiliated companies; (d) intentionally and wrongfully disclosing secret processes or confidential information of Company or its affiliated companies; or
(e) participating, without Company's express written consent, in the management of any business enterprise which engages in substantial and direct competition with Company or its affiliated companies, and any such act shall have been materially harmful to Company or its affiliated companies.

          10.2 Change-in-Control. For purposes of this Agreement, a "Change-in-Control" shall mean:

               (a) Any acquisition or series of acquisitions, other than from Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial

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ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of Company (the "Outstanding Company Common Stock") or the combined voting power of the then outstanding voting securities of Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"), provided, however, that: (i) any acquisition by Company, or any of its subsidiaries; (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any of its subsidiaries; or (iii) any acquisition or series of acquisitions which results in any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the Outstanding Company Common Stock and while such a beneficial owner such individual, entity or group does not exercise the voting power of his, her or its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting Company and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce his, her or its beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 50%, as the case may be, shall not constitute a Change-in-Control; or

               (b) Individuals who as of April 27, 2001, constitute the Board of Directors of Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of Company, provided that any individual becoming a director subsequent to April 27, 2001, whose election, or nomination for election, by Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) relating to the election of directors of Company; and


               (c) Approval by the stockholders of Company of a complete liquidation or dissolution of Company, or of the sale or other disposition of all or substantially all of the assets of Company, or of a reorganization, merger or consolidation of Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation.

          10.3 Disability. For purposes of their Agreement, "Disability" shall mean the absence of Executive from Executive's duties with Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

          10.4 Good Reason. For purposes of this Agreement, "Good Reason" shall mean:


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            (a)   any failure by Company to comply with any of the provisions of
Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

            (b) Company requiring Executive to be based at any office or location other than Carlsbad, California or requiring Executive to travel away from his or her office in the course of discharging responsibilities or duties in a manner which is inappropriate for the performance of Executive's duties hereunder and which is significantly more frequent (in terms of either consecutive days or aggregate days in any calendar year) than was required prior to the Effective Date of this Agreement.

            (c) any purported termination by Company of Executive's employment otherwise than as expressly permitted by this Agreement; or

            (d) any failure by any successor to Company to comply with and satisfy Section 19.1 of this Agreement, provided that such successor has received at least ten (10) days prior written notice from Company or Executive of the requirements of Section 19.1 of this Agreement.

      11. Notice of Termination. Any termination by Company for Cause or by Executive for Good Reason shall be communicated by "Notice of Termination" to the other party hereto given in accordance with Section 19.7 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which: (a) indicates the specific termination provision in this Agreement relied upon; (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (c) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive's or Company's rights hereunder. Any termination by Company without Cause or by Executive without Good Reason must be preceded by thirty (30) days' advance written notice in accordance with the terms of Section 19.7 of this Agreement.

      12. Date of Termination. "Date of Termination" means the first to occur of:
          12.1 the date of the first to occur of any Triggering Event, as set forth in Section 9.2 above; or

          12.2 the date of receipt of the Notice of Termination (i.e., termination for Cause or for Good Reason) or any later date specified therein, as the case may be; or

          12.3    Executive's death; or

          12.4    the effective date of Executive's Disability; or

          12.5 thirty (30) days after the date on which Company notifies Executive of termination not addressed in Subsections 12.1-12.4 above; or


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     12.6 thirty (30) days after the date on which Executive notifies Company of his resignation other than for Good Reason.

     13. Confidentiality and Proprietary Rights. Executive agrees to continue to abide by the Confidentiality Agreements, which are provided with this Agreement at Exhibit D and incorporated herein by reference.

     14. Nonsolicitation. Executive understands and agrees that Company's employees and customers and any information regarding Company's employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement, during the consulting engagement and for a period of one (1) year after the termination of the consulting engagement, Executive will not, either directly or indirectly, separately or in association with others: (a) interfere with, impair, disrupt or damage Company's relationship with any of its customers, customer prospects, vendors, contractors, collaborators, joint venturers, partners, licensors, or licensees by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business or opportunities from Company; or (b) interfere with, impair, disrupt or damage Company's business by soliciting or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company; provided, however, that Executive being named as a referral on the resume of a Company employee and Executive responding to inquiries resulting therefrom shall not violate this Agreement.

     15. Nondisparagement. Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company's officers or directors. In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors. Likewise, Company agrees that its officers and directors will not disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, practices or conduct of Executive.

     16. Injuctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 9.4(d)(if applicable) and Sections 13-15 would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     17. No Other Severance Benefits. Executive acknowledges and agrees that the Severance and Consulting Package provided pursuant to this Agreement is in lieu of any other severance benefits, including but not limited to, severance pay, salary or bonus continuation or actual or deemed pension or insurance continuation, for which Executive may be eligible now or in the future under any other agreement, including the Change-in-Control Agreement, and/or any other Company severance plan, program or practice.

     18.  Certain Additional Payments by Company.

          18.1 Excise Tax. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that, as a result, directly or indirectly, of the operation of any of Company's existing stock option plans, or any successor option or restricted stock plans (collectively, the "Option and Restricted Stock Acceleration"), either standing alone or taken

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together with the receipt of any other payment or distribution by Company to or for the benefit of Executive whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), Executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the amount payable to Executive hereunder or as a result of the Option and Restricted Stock Acceleration shall be reduced in an amount that would result in Executive being in the most advantageous net after-tax position (taking into account both income taxes and any Excise Tax). For purposes of this termination the "base amount" as defined in Section 280(G)(b)(3)(A) of the Code shall be allocated between the Option and Restricted Stock Acceleration, on the one hand, and Payments, on the other hand, in accordance with 280G(b)(3)(B) of the Code.

          18.2 Accounting Firm. All determinations required to be made under this Section, including the amount of any reduction that will be made in the payments made pursuant to this Agreement and the assumptions to be utilized in arriving at such determinations, shall be made by PricewaterhouseCoopers LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to Company and Executive. All fees and expenses of the Accounting Firm for tax and accounting advice provided to Executive, up to a maximum of $15,000, shall be borne solely by Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with an opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Company and Executive.

     19.  General Provisions.

          19.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          19.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          19.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award or attorneys' fees to the prevailing party.

          19.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent


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
permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          19.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          19.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

          19.7 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                    If to Executive:
                    ---------------

                    James R. Glynn
                    1911 Coast Boulevard
                    Del Mar, CA 92014

                    If to the Company:
                    -----------------

                    Invitrogen Corporation
                    1600 Faraday Avenue
                    Carlsbad, CA 92008
                    (ATTN: General Counsel)

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          19.8 Survival. Sections 9 ("Consulting and Severance Package Upon Termination of Employment")(as applicable), 10 ("Definitions"), 13 ("Confidentiality and Proprietary Rights"), 14 ("Nonsolicitation"), 15 ("Nondisparagement"), 16 ("Injunctive Relief"), 18 ("Certain Additional Payments By Company"), 19 ("General Provisions") and 21 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

     20. Counterparts. This Agreement may be executed in counterparts. The execution of a signature page of this Agreement shall constitute the execution of the Agreement, and the Agreement shall be binding on each party upon the date of signature, if each party executes such counterpart.

     21. Entire Agreement. This Agreement, including Exhibits A, B, C and the Confidentiality Agreements attached at Exhibit D, all of which are incorporated herein by

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
reference, and Company's stock option plans and related option documents, constitute the entire agreement between the parties relating to this subject matter hereof and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to the Change-in-Control Agreement, which is hereby superseded in its entirety. This Agreement may be amended or modified only with the written consent of Executive and an authorized member of the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.



Dated:    1/29/03                                /s/ James R. Glynn
       -----------------                 -----------------------------------
                                                    JAMES R. GLYNN


Dated:    1/29/03                        By:     /s/ Lewis J. Runchey
       -----------------                 -----------------------------------
                                             INVITROGEN CORPORATION
                                             Lewis J. Runchey
                                             Vice President, Human Resources

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